Sky Petroleum Agrees on Second Mubarek Well Location

Work Continues on H2 Well to Enhance Production

AUSTIN, TX -- 07/26/2006 -- Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company with a development project in the United Arab Emirates, is pleased to provide an update on the Mubarek Field Project.

Sky Petroleum and Crescent Petroleum Company International Limited ("Crescent"), the operator of the Mubarek Field, have agreed on a second well location to be drilled to the Ilam/Mishrif reservoir. The data from the first well, H2, allowed an up-to-date assessment of the factors affecting reservoir performance in this mature field which indicated that the proposed J3 location should be reconsidered. The second well will now be drilled on the northwest of the field proximal to the K1 location. Mubarek K1 was drilled as Thamama producer (a deeper gas condensate reservoir underlying the Ilam/Mishrif) and electric log readings over the Ilam/Mishrif section indicate good oil saturated reservoir. Sky Petroleum expects the drilling of the second well, for which funding has been paid, to commence during September 2006. Timing will be conditional on when the rig, which has been contracted, is released from its current drilling obligation.

Crescent has also continued evaluating the H2 well over the past month. The well has stabilized and an MPLT production log will be run again to provide further data on productivity from individual zones in the well. Based on the results of this logging run an assessment will be made on the merits of increasing choke size, changing the gas lift parameters and re-stimulating the well. In the interim, the well is continuing to produce just over 200 barrels of oil per day, with high water cut.

"We are currently generating revenues of approximately $200,000 per month and believe we will see improved income from the Mubarek Field when both wells come fully on line later this year," said Brent Kinney, chief executive officer of Sky Petroleum, Inc. "We are also continuing to look at other oil and gas opportunities that will add shareholder value."

Mubarek Field Program

The Participation Agreement with Crescent gives Sky Petroleum the right to participate in a share of the future production revenue by contributing up to $25 million in drilling and completion costs related to two obligation wells in the Mubarek Field, offshore United Arab Emirates. The $25 million commitment for both wells was fully paid by the end of the first quarter of 2006. It is anticipated the second obligation well will spud in the third quarter of 2006 and be completed within 90 days. On completion of the two obligation wells a further well development program will be evaluated. Sky Petroleum believes that there is potential for 4 additional wells to be drilled and anticipates production from these wells to commence in late 2007 or 2008 subject to a positive evaluation and rig availability.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the ability to stabilize the surging of the well, the ability to shut off zones which are producing water, the ability to carry out additional stimulation of the zones producing oil, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.

Investor Contact:
Michael Noonan
512-687-3427
mnoonan@skypete.com

Media Contact:
Clint Woods
713-627-2223
cwoods@piercom.com